DATE: July 30, 2007
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS SECOND QUARTER REVENUE OF $116.5 MILLION
Record Second Quarter Revenues Rebound Following Difficult First Quarter
MINNEAPOLIS, July 30, 2007 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported revenues of $116.5 million for the second quarter of 2007, a 48 percent increase over sales of $78.8 million in the comparable quarter of 2006. The second quarter of 2007 included $28.4 million of revenue from the Laserscope business, acquired in July 2006. Excluding Laserscope revenue, AMS second quarter revenue was $88.1 million, a 12 percent growth rate over the same quarter last year. Adjusted for foreign exchange, the Company’s base business growth rate was 10 percent.
The Company reported net income for the quarter of $7.3 million, or $0.10 per share. The prior year’s second quarter had a reported net loss of $8.1 million, or $0.12 per share, and included the $28.1 million of in-process research and development (IPR&D) charges from the BioControl and Solarant Medical acquisitions completed during that quarter, and $7.0 million of financing charges from bridge financing commitments related to the Laserscope acquisition. Net income for the second quarter of 2006, adjusted to exclude the effect of these charges, was $14.6 million, or $0.20 per share. A reconciliation of reported earnings to these adjusted results for the prior year is included in the attached financial tables.
Martin J. Emerson, President and Chief Executive Officer, noted, “We are pleased with the progress made during the quarter to address the supply issues encountered earlier in the year and have exited the quarter with inventory and service levels near our expectations. We also are pleased by the significant rebound in our male continence business in the second quarter which confirms the enthusiastic acceptance of our recently introduced Advance™ Male Sling System. As well, the early physician response to MiniArc™, our newest solution for treating female stress incontinence, has been extremely positive.”
Mr. Emerson further stated, “We continue to make steady progress addressing Laserscope integration issues, and recorded sequential revenue increases in our U.S. laser therapy business and in our global fiber sales. However, we are behind schedule in reestablishing revenue momentum for our laser therapy business in Europe, and we also continue to encounter higher than expected costs related to the manufacture of HPS consoles. We now expect these challenges to affect our financial results into the second half of 2007. While the timeframe for resolving these issues has been extended, we firmly believe that we have the corrective actions in place to exit 2007 in a manner that will position us for a very successful and profitable 2008 and beyond.”

American Medical Systems
July 30, 2007

Outlook
For the year 2007, the Company has updated its expected revenue range to $470 to $482 million, from the previous guidance of $475 to $500 million. Revenue projected for the third quarter of 2007 ranges from $111 to $117 million.
The Company’s projected earnings per share from continuing operations for 2007 is anticipated in the range of $0.52 to $0.60 per share, adjusted from the previous guidance of $0.63 to $0.70. Third quarter earnings per share is projected to be $0.09 to $0.13.
Earnings Call Information
American Medical Systems will host a conference call today at 5:00 p.m. eastern time to discuss its second quarter 2007 results. Those without internet access may join the call from within the U.S. by dialing 800-886-7217; outside the U.S., dial 706-679-3821.
A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota and including its 2006 acquisition of Laserscope, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 240,000 patients in 2006.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties such as successfully competing against competitors; physician acceptance, endorsement, and use of AMS products; potential product recalls; successful integration of Laserscope into AMS’ business; successfully managing increased debt leverage and related credit facility financial covenants; factors impacting the stock market and share price and its impact on the dilution of convertible securities; ability of the Company’s manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; successful upgrade of global software system; loss or impairment of a principal manufacturing facility; clinical and regulatory matters; timing and success of new product introductions; patient acceptance of the Company’s products and therapies; changes in and adoption of reimbursement rates; adequate protection of the Company’s intellectual property rights; product liability claims; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006, and its other SEC filings.

American Medical Systems
July 30, 2007

Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2006 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com

American Medical Systems
July 30, 2007

American Medical Systems Holdings, Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Net sales	$116,453	$78,782	$224,838	$152,406
Cost of sales	27,129	11,707	53,484	23,437

Gross profit	89,324	67,075	171,354	128,969

Operating expenses
Marketing and selling	41,694	29,370	81,124	57,184
Research and development	10,979	5,772	22,129	13,554
In-process research and development	—	28,075	—	28,075
General and administrative	10,587	7,635	21,576	14,129
Integration costs	92	—	1,103	—
Amortization of intangibles	4,749	1,785	9,453	3,626

Total operating expenses	68,101	72,637	135,385	116,568

Operating income (loss)	21,223	(5,562)	35,969	12,401

Other (expense) income
Royalty income	503	408	1,182	861
Interest income	293	434	629	756
Interest expense	(9,588)	(257)	(19,221)	(353)
Financing charges	(755)	(6,955)	(1,537)	(6,955)
Other income (expense)	351	436	1,974	290

Total other (expense) income	(9,196)	(5,934)	(16,973)	(5,401)

Income (loss) before income taxes	12,027	(11,496)	18,996	7,000

Provision for income taxes	4,701	(3,401)	7,287	3,623

Net income (loss) from continuing operations	7,326	(8,095)	11,709	3,377

Loss from discontinued operations, net of tax	—	—	(691)	—

Net income (loss)	$7,326	$(8,095)	$11,018	$3,377

Net income (loss) per share
Basic net income (loss) from continuing operations	$0.10	$(0.12)	$0.16	$0.05
Discontinued operations, net of tax	—	—	(0.01)	—

Basic net income (loss)	$0.10	$(0.12)	$0.15	$0.05

Diluted net income (loss) from continuing operations	$0.10	$(0.12)	$0.16	$0.05
Discontinued operations, net of tax	—	—	(0.01)	—

Diluted net income (loss)	$0.10	$(0.12)	$0.15	$0.05

Weighted average common shares used in calculation
Basic	72,061	69,838	71,921	69,755
Diluted	73,593	69,838	73,536	72,001

American Medical Systems
July 30, 2007

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	June 30, 2007	December 30, 2006
	(Unaudited)
Assets
Current assets
Cash and short-term investments	$31,419	$29,541
Accounts receivable, net	102,657	91,938
Inventories, net	46,213	37,974
Other current assets	21,016	78,715

Total current assets	201,305	238,168

Property, plant and equipment, net	56,252	47,035
Goodwill and intangibles, net	851,697	837,709
Deferred taxes and other assets	3,400	4,179

Total assets	$1,112,654	$1,127,091

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$19,652	$15,430
Accrued liabilities and taxes	57,009	87,103

Total current liabilities	76,661	102,533

Debt and other long term liabilities	719,795	743,396

Total liabilities	796,456	845,929

Stockholders’ equity	316,198	281,162

Total liabilities and stockholders’ equity	$1,112,654	$1,127,091

American Medical Systems
July 30, 2007

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30, 2007	July 1, 2006
Cash flows from operating activities
Net income from continuing operations	$11,709	$3,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including deferred financing costs	14,941	12,679
Non-operating in-process research and development	—	28,075
Other adjustments, including changes in operating assets and liabilities	(13,079)	(11,132)

Net cash provided by operating activities	13,571	32,999

Cash flows from investing activities
Purchase of property, plant and equipment	(12,456)	(6,970)
Purchase or divestiture of business, net of cash acquired	20,895	(23,986)
Purchase of investments in technology	—	(28,075)
Other cash flows from investing activities	(390)	14,080

Net cash provided by (used in) investing activities	8,049	(44,951)

Cash flows from financing activities
Payments on long term debt	(28,123)	—
Proceeds from issuance of convertible notes, net of issuance costs	0	362,538
Other cash flows from financing activities	9,091	(3,129)

Net cash (used in) provided by financing activities	(19,032)	359,409

Cash used in discontinued operations	(691)	—

Effect of currency exchange rates on cash	(152)	96

Net increase (decrease) in cash and cash equivalents	1,745	347,553

Cash and cash equivalents at beginning of period	29,051	30,885

Cash and cash equivalents at end of period	$30,796	$378,438

American Medical Systems
July 30, 2007

American Medical Systems Holdings, Inc.
Selected Sales Information
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Sales
Men’s health	$78,267	$45,912	$151,938	$90,570
Women’s health	38,186	32,870	72,900	61,836

Total	$116,453	$78,782	$224,838	$152,406

Geography
United States	$85,136	$60,024	$164,076	$117,023
International	31,317	18,758	60,762	35,383

Total	$116,453	$78,782	$224,838	$152,406

Percent of total sales
Men’s health	67%	58%	68%	59%
Women’s health	33%	42%	32%	41%

Total	100%	100%	100%	100%

Geography
United States	73%	76%	73%	77%
International	27%	24%	27%	23%

Total	100%	100%	100%	100%

American Medical Systems
July 30, 2007

American Medical Systems Holdings, Inc.
Reconciliation of Reported Net Income to Non-GAAP Adjusted Net Income from Continuing Operations
(Adjustments are presented on a pre-tax basis)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Net income (loss) from continuing operations, as reported	$7.3	$(8.1)	$11.7	$3.4

Adjustments to net income:
In-process research and development (a)	—	28.1	—	28.1
Commitment fees on bridge financing (b)	—	7.0	—	7.0

Adjustments to net income from continuing operations	—	35.0	—	35.1
Tax effect of adjustments to net income from continuing operations	—	(12.3)	—	(12.3)

Total tax affected adjustments to net income from continuing operations	—	22.7	—	22.7

Net income from continuing operations, as adjusted	$7.3	$14.6	$11.7	$26.1

Net income from continuing operations, as adjusted per share
Basic	$0.10	$0.21	$0.16	$0.37
Diluted	$0.10	$0.20	$0.16	$0.36

Weighted average common shares used in calculation:
Basic	72,061	69,838	71,921	69,755
Diluted	73,593	71,975	73,536	72,001

(a)	Consists of the initial charge related to the acquisitions of BioControl Medical, Ltd. and Solarant Medical, Inc.

(b)	Consists of fees incurred for bridge financing commitments related to the acquisition of Laserscope.